Exhibit 23.1

Moore Belize LLP New Horizon Building 3 ½ Miles Philip S. W. Goldson Hwy Belize City, Belize T +501 223 2144 T +501 223 2139 E r.magana@moore-belize.bz www.moore-belize.bz

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use and incorporation in this Amendment No. 3 to the Registration Statement (333-275922) on Form S-1 of our report dated October 11, 2024, relating to the financial statements of Awaysis Capital, Inc. for the fiscal years ended June 30, 2024 and June 30, 2023, and to all references to our firm included in this Registration Statement.

Moore Belize LLP (PCAOB ID 6999)
Certified Public Accountants
Belize City, Belize CA
May 12th, 2025

Reynaldo Magaña is a licensed member of the Institute of Chartered Accountants of Belize and a Licensed CPA of the State of Florida and Michigan. Orlando Azueta is a licensed member of the Institute of Chartered Accountants of Belize and a Registered CPA of the State of Illinois. Both are duly authorized to carry out company audit work in Belize and the United States.

Moore Belize LLP is registered with the PCAOB with ID 6999.

Moore Belize LLP - An independent member firm of Moore Global Network Limited - members in principal cities throughout the world.